Exhibit 99.1

Financial Contact Debra DiMaria Chief Financial Officer +1 (516) 535-3681 debra.dimaria@proginet.com	Media Contact John F. Lynch Press and Media Relations +1 (516) 535-3651 john.lynch@proginet.com

Proginet Announces Preliminary Second-Quarter 2009 Financial Results

Garden City, N.Y.—February 18, 2009—Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced preliminary financial results for the second quarter of fiscal 2009, which ended January 31, 2009. Total revenues for the quarter will amount to approximately $2 million, compared to total revenues of $1.9 million in the equivalent period of fiscal 2008. The Company expects operating expenses for the quarter to be approximately $2.5 million, comparable to the second quarter of fiscal 2008, and a reduction of almost $400,000 compared to the first quarter of fiscal 2009.

“Our efforts to optimize our resources are yielding improvements in both operational and financial performance,” stated Sandy Weil, Proginet’s President and CEO. “We’ve reduced operating expenses while simultaneously increasing new license revenues. We expect that new license revenue (NLR) for the quarter will amount to approximately $935,000, up from $393,889 in the equivalent quarter of fiscal 2008. This gets the Company back on track in terms of second quarter NLR. We’ve also satisfied the contracted software acceptance criteria for a major federal government agency, which has allowed us to begin recognizing revenue for the sale, which we will continue to book over the remainder of fiscal 2009. We should note that there was a decrease in software maintenance revenue which is due, primarily, to the prior recognition of deferred maintenance revenue relating to the Secur-Line License Agreement signed in the first quarter with Beta America. Proginet has now begun recognition of Harbor product billings related to the Beta transaction and expects software maintenance revenues to trend back in line with historical averages by July 2009.”

“The team at Proginet has been focused on driving innovation and change. From an innovation perspective, our new products are drawing interest from prospects and customers. In fact, we recently closed our largest-yet Slingshot sale with one of the world’s leading consulting firms,” continued Mr. Weil. “Our sales strategy, too, is evolving. We announced an exclusive distribution agreement for Europe with Beta Systems Software AG during the first quarter. Beta has both a strong European customer base, and a large and experienced sales force, so this relationship gives us greater coverage and penetration in a key market. We are pleased to have executed two major new OEM agreements during the second quarter, and plan on giving further details in the coming weeks. These types of agreements are part of our overall strategic plan to open new revenue streams and broaden our sales channel beyond the direct sales model,” he concluded.

Proginet points out that all estimates are preliminary and that differences may arise between estimates and actual results, which will be available when the Company and its auditors complete their review of the Company's results for the second quarter of fiscal 2009. The Company will report second quarter 2009 financial results on Tuesday, February 24, 2009, with an investor conference call scheduled for the following day (full details below).

Investor Conference Call
Proginet will hold an informational investor conference call on Wednesday, February 25, 2009 at 4:30 p.m. Eastern Time to provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Date and Time: Wednesday, February 25, 2009, at 4:30 p.m. Eastern Time
Leader: Mr. Sandy Weil
Passcode: Proginet
Domestic Dial-in: +1 (888) 323-5259
International Dial-in: +1 (630) 395-0349

#      #      #      #      #     #     #

To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call +1 (516) 535-3600.

About Proginet Corporation

Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)® and SlingshotTM solutions to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the Company is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).